Exhibit 99.1

IDEXX Laboratories Announces Fourth Quarter and Full Year 2019 Results

WESTBROOK, Maine, Jan. 31, 2020 /PRNewswire/ —

•	Achieves revenue growth in Q4 of 10% on a reported and organic basis, driven by CAG Diagnostics recurring revenue reported and organic growth of 11%

•	Reports 19% year-over-year increase in Catalyst placements at new and competitive accounts in Q4, supporting full year growth of 16% in IDEXX’s premium instrument installed base

•	Delivers full year EPS of $4.89, representing 15% growth on a reported basis and 21% on a comparable constant currency basis

•	Increases 2020 revenue guidance to $2,620 million - $2,655 million, reflecting consistent expectations for reported and organic revenue growth of 9% - 10.5%

•

Raises 2020 EPS outlook range by $0.12 to $5.42 - $5.58, reflecting expectations for continued strong operating trends, higher estimates for share-based compensation tax benefits and favorable adjustments to projected foreign exchange rates impacts

IDEXX Laboratories, Inc. (NASDAQ: IDXX), reports revenues of $605 million for the fourth quarter of 2019, an increase of 10% compared to the prior year period on a reported and organic basis. Fourth quarter results were driven by continued high gains in Companion Animal Group (“CAG”) Diagnostics recurring revenue globally, as well as strong growth in the Company’s Water and Livestock, Poultry and Dairy (“LPD”) businesses. Earnings per diluted share (“EPS”) were $1.04 on a reported basis for the fourth quarter, representing EPS growth of 6% and comparable constant currency EPS growth of 17%, which excludes the impact of CEO transition charges of $0.14 per share. Comparable constant currency growth measures are non-GAAP financial measures and have been modified to exclude operating expense impact of $13 million or $0.14 per share of CEO transition charges as described in our footnotes. Fourth quarter EPS results included $0.05 per share from better than projected share-based compensation tax benefits, $0.04 from lower than projected after-tax CEO transition charges and $0.04 in combined upsides from better than expected effective tax rate and interest expense.

Revenue for the full year of $2,407 million increased 9% on a reported and 10% on an organic basis, driven by 11% reported and 12% organic growth in CAG Diagnostics recurring revenue. For the full year 2019, EPS of $4.89 increased 15% on a reported basis and 21% on a comparable constant currency basis, supported by a reported 80 basis points of operating margin improvement, or 120 basis points on a comparable constant currency basis.

The Company is maintaining its full year 2020 revenue growth outlook of 9% - 10.5% on a reported and organic basis. The Company is increasing its EPS guidance range to $5.42 - $5.58, an increase of $0.12 per share, reflecting consistent expectations for 50 - 100 basis points of comparable constant currency operating margin improvement. The EPS guidance range improvement reflects approximately $0.05 in combined benefit from favorable updates to expectations for interest expense, shares outstanding and flow through of 2019 operating profit performance, approximately $0.05 per share in incremental benefits from projected share-based compensation tax benefits reflecting recent share prices, and $0.02 in benefit from updated projections for foreign exchange rates impacts.

“IDEXX fourth quarter results provided a strong finish to 2019, enabling us to deliver revenue and comparable constant currency EPS gains aligned with our long-term goals. Our full year results were driven by continued strong 12% organic growth in CAG Diagnostics recurring revenues, which now represent 76% of total IDEXX revenue. We are well positioned to build on this progress in 2020, leveraging our expanded global commercial capability and unique innovations which support continued strong diagnostics market growth driven by the adoption of higher standards of care for pets globally,” said Jay Mazelsky, the Company’s President and Chief Executive Officer.

Fourth Quarter Performance Highlights

Companion Animal Group

The Companion Animal Group generated 11% reported and organic revenue growth for the quarter. CAG Diagnostics recurring revenue growth remained strong at 11% reported and organic, net of a modest headwind from fewer equivalent days.

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IDEXX VetLab® consumables generated 11% reported and 12% organic revenue growth, net of a 1.5% growth headwind from fewer equivalent days. IDEXX VetLab consumable growth was supported by our expanding premium instrument installed base and benefits from diagnostics utilization growth. IDEXX Catalyst instrument placements grew 23% to a record number of 2,517, with the majority of placements at new and competitive accounts.

•

Reference laboratory diagnostic and consulting services generated 13% reported and 11% organic revenue growth, including nearly 1% of equivalent days benefit. These results were driven by continued low to mid-teen organic growth in the U.S. and consistent high-single-digit international reference lab organic revenue gains.

•

Rapid assay products generated revenue growth of 4% on a reported and organic basis, net of a 1.5% growth headwind from fewer equivalent days. Rapid assay products growth was supported by continued gains in SNAP® 4Dx® Plus Tests, specialty and first generation rapid assay test volumes.

Veterinary software services and diagnostic imaging systems revenue growth increased 9% on a reported and organic basis, supported by double-digit growth in veterinary software and services.

Water

Water achieved revenue growth of 9% on a reported basis and 10% on an organic basis, including a 1% growth benefit from greater equivalent days. Water growth was supported by solid gains in the U.S. and strong growth in international markets.

Livestock, Poultry and Dairy (“LPD”)

LPD revenue increased 8% on a reported basis and 10% on an organic basis, reflecting favorable comparisons related to year-end government and distributor order timing, gains from African Swine Fever diagnostic testing programs in China and growth in diagnostic testing associated with alternate food sources, such as poultry.

Gross Profit and Operating Profit

Gross profits increased 10%, and gross margins were flat year-over-year at 54.7%. On a constant currency basis, gross margin was slightly lower than fourth quarter 2018, reflecting increased investment in our reference lab business related to day lab capacity, courier route expansion, technology investments and acquisition integration, partially offset by continued solid net price gains and strong growth in consumable revenues.

Operating margin was 19.1% in the quarter, 190 basis points lower than the prior year period results on a reported basis and relatively flat on a comparable constant currency basis. Operating expenses increased 16% on a reported basis, reflecting the impact of the CEO transition charges, and 10% on a comparable constant currency basis, driven by increases in our CAG segment’s sales and marketing costs and research and development spending.

2020 Financial Outlook

The following guidance for 2020 reflects the assumptions that for the remainder of 2020, the value of foreign currencies will remain at the following rates in U.S. dollars:

•	the euro at $1.10;

•	the British pound at $1.29;

•	the Canadian dollar at $0.76; and

•	the Australian dollar at $0.68;

and relative to the U.S. dollar:

•	the Japanese yen at ¥110;

•	the Chinese renminbi at RMB 7.10; and

•	the Brazilian real at R$4.14.

Outlook for 2020

The Company is raising its 2020 revenue outlook to $2,620 million - $2,655 million, supported by consistent outlook for reported and organic revenue growth of 9% - 10.5%, reflecting expectations for CAG Diagnostics recurring reported and organic revenue growth of 11% - 12%. Updated foreign exchange rate assumptions increased revenue guidance by approximately $5 million. At the foreign exchange rate assumptions in 2020 noted above, we estimate that the effect of the stronger U.S. dollar will reduce full year 2020 reported revenue growth by approximately 0.5%, EPS growth by approximately 2%, and EPS by an estimated $0.09 per share, including the net impact of lower projected hedge gains of approximately $5 million in 2020.

The Company is increasing its 2020 EPS outlook to $5.42 - $5.58 per share, an increase of $0.12 per share, or targeted growth of 11% - 14% on a reported basis and 13% - 16% on a comparable constant currency basis, which excludes a 3% growth rate benefit from comparisons to the 2019 CEO transition charges. The Company is projecting free cash flow at approximately 75% - 80% of net income in 2020, including approximately 7% impact related to $35 million of major facility capital spending for the completion of our Westbrook, Maine headquarters expansion, the relocation and expansion of our core laboratory in Germany, and the acquisition of real estate associated with a leased U.S. reference lab facility. Spending for major facility projects was $58 million in 2019, lower than earlier estimates driven by later timing of cash deployment. For 2020, the Company projects total capital spending, including major projects, of approximately $140 million - $155 million.

The Company provides the following updated guidance for 2020:

Amounts in millions except per share data and percentages

	Guidance Range	Growth Definition	Year-over- year Growth
Revenue	$2,620 - $2,655	Reported	9% -10.5%
		Organic Revenue Growth	9% -10.5%
EPS	$5.42 - $ 5.58	Reported	11% - 14%
		Comparable Constant Currency	13% -16%

Operating Cash Flow	~105% - 110% of net income
Free Cash Flow	~75% - 80% of net income
Capital Expenditures	~$140 million - $155 million

We expect an effective tax rate of 20% - 21%, including expectations for share-based compensation tax benefits of $7.5 million - $9.5 million or approximately 150 basis points. We are now projecting a reduction in weighted average shares outstanding of approximately 1% - 1.5%, and interest expense, net of interest income, of approximately $35 million, reflecting current and projected borrowings.

Conference Call and Webcast Information

IDEXX Laboratories, Inc. will host a conference call today at 8:30 a.m. (Eastern) to discuss its fourth quarter and full year 2019 results and management’s outlook. To participate in the conference call, dial 1-844-767-5679 or 1-409-207-6967 and reference access code 176532. Replay of the conference call will be available through Friday, February 7, 2020 by dialing 1-866-207-1041 or 1-402-970-0847 and referencing replay code 8036553. Individuals can access a live webcast of the conference call through a link on the IDEXX website, www.idexx.com/investors. An archived edition of the webcast will be available after 1:00 p.m. (Eastern) on that day via the same link and will remain available for one year.

About IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. is a member of the S&P 500® Index and is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX employs more than 9,000 people and offers products to customers in over 175 countries. For more information about IDEXX, visit: www.idexx.com.

Note Regarding Forward-Looking Statements

This earnings release contains statements about the Company’s business prospects and estimates of the Company’s financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are included above under “2020 Financial Outlook”, “Outlook for 2020”, and elsewhere and can be identified by the use of words such as “expects”, “may”, “anticipates”, “intends”, “would”, “will”, “plans”, “believes”, “estimates”, “projected”, “should”, and similar words and expressions. Our forward-looking statements include statements relating to revenue growth and EPS outlooks; operating and free cash flow forecast; projected impact of foreign currency exchange rates; and projected operating margins and expenses, capital expenditures, gains from foreign currency hedging transactions, tax and EPS benefits from share-based compensation arrangements, effective tax rates, weighted average shares outstanding and interest expense. These statements are intended to provide management’s expectation of future events as of the date of this earnings release; are based on management’s estimates, projections, beliefs and assumptions as of the date of this earnings release; and are not guarantees of future performance. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, among other things, the matters described under the headings “Business,” “Risk Factors,” “Legal Proceedings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and in the corresponding sections of the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, as well as those described from time to time in the Company’s other filings with the U.S. Securities and Exchange Commission available at www.sec.gov. The Company specifically disclaims any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Statement Regarding Non-GAAP Financial Measures

The following defines terms and conventions and provides reconciliations regarding certain measures used in this earnings release and/or the accompanying earnings conference call that are not required by, or presented in accordance with, generally accepted accounting principles in the United States of America (“GAAP”), otherwise referred to as non-GAAP financial measures. To supplement the Company’s consolidated results presented in accordance with GAAP, the Company has disclosed non-GAAP financial measures that exclude or adjust certain items. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors’ evaluation of the Company’s business performance and liquidity and are useful for period-over-period comparisons of the performance of the Company’s business and its liquidity and to the performance and liquidity of our peers. While management believes that these non-GAAP financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies.

Constant currency—Constant currency references are non-GAAP financial measures which exclude the impact of changes in foreign currency exchange rates and are consistent with how management evaluates our performance and comparisons with prior and future periods. We estimated the net impacts of currency on our revenue, gross profit, operating profit, and EPS results by restating results to the average exchange rates or exchange rate assumptions for the comparative period, which includes adjusting for the estimated impacts of foreign currency hedging transactions. These estimated currency changes impacted fourth quarter 2019 results as follows: decreased gross profit growth by approximately 1%, increased gross margin growth by 10 basis points, decreased operating expense growth by 1%, had an immaterial impact on operating profit, operating profit margin growth, and EPS growth. Estimated currency changes impacted full year 2019 results as follows: increased gross margin growth by 10 basis points, decreased operating profit growth by 1%, had an immaterial impact on operating leverage growth, increased operating profit margin growth by 15 basis points, and decreased EPS growth by 1%. Estimated currency changes are also expected to decrease projected full year 2020 revenue growth by approximately 0.5%, decrease projected full year 2020 CAG Diagnostics recurring revenue growth by approximately 0.5%, decrease projected operating profit margin growth by approximately 20 basis points, and decrease projected 2020 EPS growth by approximately 2%, and decrease first quarter revenue growth by approximately 1%. Constant currency revenue growth represents the percentage change in revenue during the applicable period, as compared to the prior year period, excluding the impact of changes in foreign currency exchange rates. See the supplementary analysis of results below for revenue percentage change from currency for the three months and year ended December 31, 2019.

Growth and organic revenue growth - All references to growth and organic growth refer to growth compared to the equivalent prior year period unless specifically noted. Organic revenue growth is a non-GAAP financial measure that excludes the impact of changes in foreign currency exchange rates and revenue from business acquisitions. Management believes that reporting organic revenue growth provides useful information to investors by facilitating easier comparisons of our revenue performance with prior and future periods and to the performance of our peers. See the supplementary analysis of results below for a reconciliation of reported revenue growth to organic revenue growth for the three and twelve months ended December 31, 2019. See the constant currency note above for the impacts of estimated currency changes to fourth quarter and full year 2019, as well estimated full year 2020 organic revenue growth for the Company. The percentage change in revenue resulting from acquisitions represents incremental revenues attributable to business acquisitions that have occurred since the beginning of the prior year period. Revenue from acquisitions is expected to increase projected full year 2020 revenue growth by approximately 0.5% and first quarter 2020 revenue by 0.5%, and projected full year 2020 CAG Diagnostics recurring organic revenue growth by approximately 0.5%.

Comparable constant currency operating expense growth, operating profit growth, and operating margin growth—Comparable constant currency operating expense growth, operating profit growth, and operating profit margin gain (or growth) are non-GAAP financial measures and exclude CEO transition charges and changes in foreign currency exchange rates. Management believes that reporting comparable constant currency operating expense growth, operating profit growth, and operating margin gain provide useful information to investors because it enables better period-over-period comparisons of the fundamental financial results by excluding items that vary independent of performance and provides greater transparency to investors regarding key metrics used by management. Comparable constant currency operating expense growth, operating profit growth, and operating margin gain should be considered in addition to, and not as replacements of or superior measures to, operating expense growth, operating profit growth, and operating margin gain reported in accordance with GAAP. CEO transition charges increased operating expense growth by 7% in the fourth quarter of 2019 and 2% for the full year 2019, decreased operating profit growth by 12% in the fourth quarter of 2019 and 3% for the full year 2019, and decreased operating margin gain by 220 basis points in the fourth quarter of 2019 and 55 basis points for the full year 2019. CEO transition charges are projected to increase operating margin growth by approximately 50 basis points in 2020. These impacts and those described in the constant currency note above reconcile reported operating expense growth, operating profit growth, and operating margin gain to comparable constant currency operating expense growth, operating profit growth, and operating margin gain for the Company.

Comparable constant currency EPS growth—Comparable constant currency EPS growth is a non-GAAP financial measure that excludes the tax effects of share-based compensation activity under ASU 2016-09, CEO transition charges, and changes in foreign currency exchange rates. Management believes comparable constant currency EPS growth is a more useful way to measure the Company’s business performance than EPS growth because it enables better period-over-period comparisons of the fundamental financial results by excluding items that vary independent of performance and provides greater transparency to investors regarding a key metric used by management. Share-based compensation activity is expected to increase projected EPS by $0.09 to $0.11 for the full year 2020, increased fourth quarter 2019 EPS by $0.05 compared to $0.01 in the fourth quarter of 2018, increased EPS by $0.22 for the full year 2019, and increased EPS by $0.24 for full year 2018. CEO transition charges decreased EPS by $0.14 in the fourth quarter of 2019. These impacts and those described in the constant currency note above reconcile reported EPS growth to comparable constant currency EPS growth for the Company.

Free cash flow—Free cash flow is a non-GAAP financial measure and means, with respect to a measurement period, the cash generated from operations during that period, reduced by the Company’s investments in property and equipment. Management believes free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in property and equipment that are required to operate the business. See the supplementary analysis of results below for our calculation of free cash flow for the years ended December 31, 2019 and 2018. To estimate projected 2020 free cash flow, we have deducted projected purchases of property and equipment (also referred to as capital expenditures) of ~$140 million—$155 million.

Debt to Adjusted EBITDA (Leverage Ratios)—Adjusted EBITDA, gross debt, and net debt are non-GAAP financial measures. Adjusted EBITDA is a non-GAAP financial measure of earnings before interest, taxes, depreciation, amortization and share-based compensation. Management believes that using Adjusted EBITDA, gross debt and net debt in the Adjusted EBITDA ratio is a useful and recognized measure for evaluating financial leverage. For further information on how Adjusted EBITDA and the Debt to Adjusted EBITDA Ratio are calculated, see the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.

After-Tax Return on Invested Capital, Excluding Cash and Investments (“ROIC”): After-Tax Return on Invested Capital, Excluding Cash and Investments is a non-GAAP financial measure. After-tax return on invested capital, excluding cash and investments, represents our after-tax income from operations, divided by our average invested capital, excluding cash and investments, using beginning and ending balance sheet values. Management believes that reporting ROIC provides useful information to investors for evaluating the efficiency and effectiveness of our use of capital. See the supplementary table below for reconciliation of this non-GAAP financial measure.

Notes and Definitions

CEO transition charges—Effective November 1, 2019, Jonathan W. Ayers, our former Chairman of the Board, President and Chief Executive Officer, stepped down as Chairman of our Board, ceased to be an employee of the Company and transitioned to the role of external Senior Advisor to the Company. Mr. Ayers continues to serve as a member of our Board. Pursuant to a mutual separation agreement between the Company and Mr. Ayers, we recognized a charge to operating income of approximately $13.4 million in the fourth quarter of 2019, representing the cost of severance payments and an acceleration of the cost of his equity awards, which was offset by a reduction to our provision for income taxes of approximately $1.2 million, resulting in a total charge to net income of approximately $12.2 million, net of tax impacts. This total charge to net income is less than our previously communicated expectation of approximately $15.5 million, as a result of finalizing our income tax provision.

IDEXX Laboratories, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations

Amounts in thousands except per share data (Unaudited)

		Three Months Ended		Twelve Months Ended
		December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Revenue:	Revenue	$605,446	$549,386	$2,406,908	$2,213,242
Expenses and Income:	Cost of revenue	274,297	249,025	1,041,359	971,700

	Gross profit	331,149	300,361	1,365,549	1,241,542
	Sales and marketing	105,694	95,904	418,193	387,406
	General and administrative	74,664	58,972	261,317	244,938
	Research and development	35,160	30,138	133,193	117,863

	Income from operations	115,631	115,347	552,846	491,335
	Interest expense, net	(7,125)	(8,302)	(30,628)	(33,593)

	Income before provision for income taxes	108,506	107,045	522,218	457,742
	Provision for income taxes	17,962	21,368	94,426	80,695

Net Income:	Net income	90,544	85,677	427,792	377,047
	Less: Noncontrolling interest in subsidiary’s earnings	48	39	72	16

	Net income attributable to stockholders	$90,496	$85,638	$427,720	$377,031
	Earnings per share: Basic	$1.05	$0.99	$4.97	$4.34

	Earnings per share: Diluted	$1.04	$0.98	$4.89	$4.26

	Shares outstanding: Basic	85,848	86,379	86,115	86,864

	Shares outstanding: Diluted	87,212	87,807	87,542	88,470

IDEXX Laboratories, Inc. and Subsidiaries

Selected Operating Information (Unaudited)

		Three Months Ended		Twelve Months Ended
		December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Operating Ratios	Gross profit	54.7%	54.7%	56.7%	56.1%
(as a percentage of revenue):	Sales, marketing, general and administrative expense	29.8%	28.2%	28.2%	28.6%
	Research and development expense	5.8%	5.5%	5.5%	5.3%

	Income from operations[1]	19.1%	21.0%	23.0%	22.2%

[1]	Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries

Segment Information

Amounts in thousands (Unaudited)

		Three Months Ended		Three Months Ended
		December 31, 2019	Percent of Revenue	December 31, 2018	Percent of Revenue
Revenue:	CAG	$529,786		$479,011
	Water	32,870		30,289
	LPD	36,655		33,923
	Other	6,135		6,163

	Total	$605,446		$549,386

Gross Profit:	CAG	$283,544	53.5%	$256,804	53.6%
	Water	23,550	71.6%	21,228	70.1%
	LPD	21,608	58.9%	19,393	57.2%
	Other	2,468	40.2%	2,911	47.2%
	Unallocated Amounts	(21)	N/A	25	N/A

	Total	$331,149	54.7%	$300,361	54.7%

Income from Operations:	CAG	$107,507	20.3%	$97,048	20.3%
	Water	15,041	45.8%	13,149	43.4%
	LPD	7,737	21.1%	5,973	17.6%
	Other	1,283	20.9%	1,658	26.9%
	Unallocated Amounts	(15,937)	N/A	(2,481)	N/A

	Total	$115,631	19.1%	$115,347	21.0%

		Twelve Months Ended		Twelve Months Ended
		December 31, 2019	Percent of Revenue	December 31, 2018	Percent of Revenue
Revenue:	CAG	$2,119,183		$1,935,428
	Water	132,850		125,198
	LPD	132,635		130,581
	Other	22,240		22,035

	Total	$2,406,908		$2,213,242

Gross Profit:	CAG	$1,180,760	55.7%	$1,066,509	55.1%
	Water	95,935	72.2%	88,092	70.4%
	LPD	78,490	59.2%	74,960	57.4%
	Other	10,086	45.4%	10,250	46.5%
	Unallocated Amounts	278	N/A	1,731	N/A

	Total	$1,365,549	56.7%	$1,241,542	56.1%

Income from Operations:	CAG	$491,602	23.2%	$429,483	22.2%
	Water	62,435	47.0%	56,607	45.2%
	LPD	25,374	19.1%	19,412	14.9%
	Other	4,940	22.2%	3,729	16.9%
	Unallocated Amounts	(31,505)	N/A	(17,896)	N/A

	Total	$552,846	23.0%	$491,335	22.2%

IDEXX Laboratories, Inc. and Subsidiaries

Revenues and Revenue Growth Analysis by Product and Service Categories and by Domestic and International Markets

Amounts in thousands (Unaudited)

	Three Months Ended
Net Revenue	December 31, 2019	December 31, 2018	Dollar Change	Reported Revenue Growth[1]	Percentage Change from Currency	Percentage Change from Acquisitions	Organic Revenue Growth[1]
CAG	$529,786	$479,011	$50,775	10.6%	(0.6)%	0.7%	10.6%
United States	347,563	314,434	33,129	10.5%	—	1.0%	9.5%
International	182,223	164,577	17,646	10.7%	(1.9)%	—	12.6%
Water	32,870	30,289	2,581	8.5%	(1.5)%	—	10.0%
United States	14,516	13,235	1,281	9.7%	—	—	9.7%
International	18,354	17,054	1,300	7.6%	(2.7)%	—	10.3%
LPD	36,655	33,923	2,732	8.1%	(2.4)%	—	10.4%
United States	4,009	3,436	573	16.7%	—	—	16.7%
International	32,646	30,487	2,159	7.1%	(2.6)%	—	9.7%
Other	6,135	6,163	(28)	(0.4)%	—	—	(0.4)%

Total Company	$605,446	$549,386	$56,060	10.2%	(0.8)%	0.6%	10.4%
United States	368,169	333,020	35,149	10.6%	—	1.0%	9.6%
International	237,277	216,366	20,911	9.7%	(2.0)%	—	11.7%

	Three Months Ended
Net CAG Revenue	December 31, 2019	December 31, 2018	Dollar Change	Reported Revenue Growth[1]	Percentage Change from Currency	Percentage Change from Acquisitions	Organic Revenue Growth[1]
CAG Diagnostics recurring revenue:	$446,133	$401,654	$44,479	11.1%	(0.7)%	0.8%	10.9%
IDEXX VetLab consumables	173,714	156,595	17,119	10.9%	(0.8)%	—	11.8%
Rapid assay products	50,183	48,341	1,842	3.8%	(0.4)%	—	4.2%
Reference laboratory diagnostic and consulting services	201,028	178,486	22,542	12.6%	(0.6)%	1.9%	11.4%
CAG Diagnostics services and accessories	21,208	18,232	2,976	16.3%	(0.7)%	—	17.1%
CAG Diagnostics capital – instruments	39,802	37,264	2,538	6.8%	(0.8)%	—	7.6%
Veterinary software, services and diagnostic imaging systems	43,851	40,093	3,758	9.4%	(0.1)%	—	9.5%

Net CAG revenue	$529,786	$479,011	$50,775	10.6%	(0.6)%	0.7%	10.6%

[1]	See Statements Regarding Non-GAAP Financial Measures, above. Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries

Revenues and Revenue Growth Analysis by Product and Service Categories and by Domestic and International Markets

Amounts in thousands (Unaudited)

	Twelve Months Ended
Net Revenue	December 31, 2019	December 31, 2018	Dollar Change	Reported Revenue Growth[1]	Percentage Change from Currency	Percentage Change from Acquisitions	Organic Revenue Growth[1]
CAG	$2,119,183	$1,935,428	$183,755	9.5%	(1.5)%	0.2%	10.8%
United States	1,410,278	1,277,146	133,132	10.4%	—	0.3%	10.1%
International	708,905	658,282	50,623	7.7%	(4.6)%	—	12.2%
Water	132,850	125,198	7,652	6.1%	(2.6)%	—	8.7%
United States	62,673	58,774	3,899	6.6%	—	—	6.6%
International	70,177	66,424	3,753	5.7%	(4.9)%	—	10.6%
LPD	132,635	130,581	2,054	1.6%	(4.2)%	—	5.8%
United States	14,230	13,932	298	2.1%	—	—	2.1%
International	118,405	116,649	1,756	1.5%	(4.7)%	—	6.2%
Other	22,240	22,035	205	0.9%	—	—	0.9%

Total Company	$2,406,908	$2,213,242	$193,666	8.8%	(1.8)%	0.2%	10.3%
United States	1,495,516	1,357,909	137,607	10.1%	—	0.3%	9.8%
International	911,392	855,333	56,059	6.6%	(4.6)%	—	11.1%

	Twelve Months Ended
Net CAG Revenue	December 31, 2019	December 31, 2018	Dollar Change	Reported Revenue Growth[1]	Percentage Change from Currency	Percentage Change from Acquisitions	Organic Revenue Growth[1]
CAG Diagnostics recurring revenue:	$1,828,329	$1,654,530	$173,799	10.5%	(1.6)%	0.2%	11.9%
IDEXX VetLab consumables	693,360	617,237	76,123	12.3%	(2.0)%	—	14.3%
Rapid assay products	232,149	217,541	14,608	6.7%	(0.8)%	—	7.6%
Reference laboratory diagnostic and consulting services	822,497	746,794	75,703	10.1%	(1.5)%	0.4%	11.2%
CAG Diagnostics services and accessories	80,323	72,958	7,365	10.1%	(1.9)%	—	12.0%
CAG Diagnostics capital – instruments	132,685	134,264	(1,579)	(1.2)%	(2.0)%	—	0.9%
Veterinary software, services and diagnostic imaging systems	158,169	146,634	11,535	7.9%	(0.3)%	0.9%	7.3%

Net CAG revenue	$2,119,183	$1,935,428	$183,755	9.5%	(1.5)%	0.2%	10.8%

[1]	See Statements Regarding Non-GAAP Financial Measures, above. Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

Amounts in thousands (Unaudited)

		December 31, 2019	December 31, 2018
Assets:	Current Assets:
	Cash and cash equivalents	$90,326	$123,794
	Accounts receivable, net	269,312	248,855
	Inventories	195,019	173,303
	Other current assets	124,982	108,220

	Total current assets	679,639	654,172

	Property and equipment, net	533,845	437,270
	Other long-term assets, net	618,991	445,907

	Total assets	$1,832,475	$1,537,349
Liabilities and Stockholders’
Equity (Deficit):	Current Liabilities:
	Accounts payable	$72,172	$69,534
	Accrued liabilities	322,938	260,683
	Line of credit	288,765	398,937
	Deferred revenue	41,462	41,290

	Total current liabilities	725,337	770,444

	Long-term debt	698,910	601,348
	Other long-term liabilities, net	230,403	174,790

	Total long-term liabilities	929,313	776,138

	Total stockholders’ equity (deficit)	177,473	(9,513)
	Noncontrolling interest	352	280

	Total stockholders’ equity (deficit)	177,825	(9,233)

	Total liabilities and stockholders’ equity (deficit)	$1,832,475	$1,537,349

IDEXX Laboratories, Inc. and Subsidiaries

Select Balance Sheet Information (Unaudited)

		December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Selected Balance Sheet Information:	Days sales outstanding[1]	40.5	41.8	41.7	42.0	42.6
	Inventory turns[2]	2.2	2.0	2.1	2.0	2.3

[1]

Days sales outstanding represents the average of the accounts receivable balances at the beginning and end of each quarter divided by revenue for that quarter, the result of which is then multiplied by 91.25 days.

[2]	Inventory turns represent inventory-related cost of product revenue for the twelve months preceding each quarter-end divided by the average inventory balances at the beginning and end of each quarter.

IDEXX Laboratories, Inc. and Subsidiaries

Condensed Consolidated Statement of Cash Flows

Amounts in thousands (Unaudited)

		Twelve Months Ended
		December 31, 2019	December 31, 2018
Operating:	Cash Flows from Operating Activities:
	Net income	$427,792	$377,047
	Non-cash charges	136,335	114,677
	Changes in assets and liabilities	(104,969)	(91,640)

	Net cash provided by operating activities	459,158	400,084

Investing:	Cash Flows from Investing Activities:
	Purchases of property and equipment	(154,969)	(115,751)
	Purchase of marketable securities	—	(87)
	Proceeds from the sale and maturities of marketable securities	—	284,125
	Acquisitions of intangible assets and equity investment	(255)	(7,185)
	Acquisitions of businesses, net of cash acquired	(50,304)	(22,500)

	Net cash (used) provided by investing activities	(205,528)	138,602

Financing:	Cash Flows from Financing Activities:
	Repayments on revolving credit facilities, net	(110,275)	(256,040)
	Issuance of senior notes	100,000	—
	Debt issuance costs	(154)	—
	Payment of acquisition-related contingent considerations	(2,375)	(1,266)
	Repurchases of common stock	(301,658)	(369,319)
	Proceeds from exercises of stock options and employee stock purchase plans	36,106	38,201
	Shares withheld for statutory tax withholding on restricted stock	(8,053)	(9,375)

	Net cash used by financing activities	(286,409)	(597,799)

	Net effect of changes in exchange rates on cash	(689)	(4,768)

	Net decrease in cash and cash equivalents	(33,468)	(63,881)
	Cash and cash equivalents, beginning of period	123,794	187,675

	Cash and cash equivalents, end of period	$90,326	$123,794

IDEXX Laboratories, Inc. and Subsidiaries

Free Cash Flow

Amounts in thousands except per share data (Unaudited)

		Twelve Months Ended
		December 31, 2019	December 31, 2018
Free Cash Flow:	Net cash provided by operating activities	$459,158	$400,084
	Investing cash flows attributable to purchases of property and equipment	(154,969)	(115,751)

	Free cash flow[1]	$304,189	$284,333

[1]	See Statements Regarding Non-GAAP Financial Measures, above.

IDEXX Laboratories, Inc. and Subsidiaries

After-Tax Return on Invested Capital, Excluding Cash and Investments (“ROIC”)

Amounts in thousands (Unaudited)

Numerator (amounts in thousands)	For the Year Ended December 31, 2019
Income from operations (as reported)	$552,846
After-tax income from operations[1]	$452,882

Denominator (dollar amounts in thousands)	As of December 31, 2019	As of December 31, 2018
Total shareholders’ equity (deficit)	$177,473	$(9,513)
Noncontrolling interest	352	280
Line of credit	288,765	398,937
Long-term debt	698,910	601,348
Deferred income tax assets	(8,100)	(8,481)
Deferred income tax liabilities	33,024	29,267

Total invested capital	$1,190,424	$1,011,838
Less cash and cash equivalents	90,326	123,794

Total invested capital, excluding cash and investments	$1,100,098	$888,044
Average invested capital, excluding cash and investments[2]	994,071

After-tax return on invested capital, excluding cash and investments	46%

[1]	After-tax income from operations represents income from operations reduced by our reported effective tax rate, excluding the impact of non-recurring tax items.
[2]	Average invested capital, excluding cash and investments, represents the average of the amount of total invested capital, excluding cash and investments.

IDEXX Laboratories, Inc. and Subsidiaries

Common Stock Repurchases

Amounts in thousands except per share data (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Shares repurchased in the open market	532	489	1,215	1,773
Shares acquired through employee surrender for statutory tax withholding	1	2	39	52

Total shares repurchased	533	491	1,254	1,825

Cost of shares repurchased in the open market	$138,640	$103,482	$303,838	$368,691
Cost of shares for employee surrenders	205	265	8,054	9,375

Total cost of shares	$138,845	$103,747	$311,892	$378,066

Average cost per share – open market repurchases	$260.47	$211.41	$249.84	$207.92
Average cost per share – employee surrenders	$251.58	$201.40	$210.10	$182.18
Average cost per share – total	$260.46	$211.38	$248.62	$207.19

Contact: John Ravis, Investor Relations, 1-207-556-8155